OPERATIONS AND MANAGEMENT AGREEMENT
                                    for the
                      Newton County Correctional Center

This Operations and Management Agreement for the Newton County Correctional Center (the "Agreement") is made as of the 12th day of June, 1998 (the "Effective Date"), by and between Correctional Services Corporation, 1819 Main Street, Suite 1000, Sarasota, Florida 34236, (the "Contractor") and Newton County, Texas, Newton County Courthouse, Newton, Texas 75966 (the "County"), a governmental entity of the State of Texas, upon the terms, conditions and provisions herein set forth.

                                    WITNESSETH

WHEREAS, the County leases the adult detention facility located on North State Highway 87 in Newton County, Texas known as the Newton County Correctional Center (the "Center"); and,

WHEREAS, the County desires and has the authority to enter into a contract under which the Contractor shall operate and manage the Center in compliance with all applicable Federal, State and Local laws and ordinances; and,

NOW THEREFORE, in consideration of the mutual rights, duties, benefits and obligations herein exchanged, the parties hereto covenant, agree and bind themselves as follows:


                                    ARTICLE ONE
                                      Purposes

1.01	The Contractor shall manage, supervise and operate the Center for the
County and receive, supervise and care for each inmate that is assigned to the Center by the County pursuant to applicable law. The Contractor shall accept inmates that are qualified to be housed in the Center as it is currently licensed and that are assigned by the County from a jurisdiction that enters into a joint powers agreement or interlocal government agreement with the County (an "Inmate Contract") to reserve space for the on-going placement of inmates in the Center, or a jurisdiction that contracts with the County to house one or more individuals in the Center.

1.02	The Contractor shall manage and supervise the Center to remain in compliance with all local, State and Federal health, fire and safety codes and shall document such compliance at the beginning of each fiscal year. Such documentation shall consist of certificates from the local health department, Fire Marshall and building inspector and copies thereof shall be forwarded to the County as required or requested. The Center shall be managed, operated maintained and utilized in conformance and compliance with applicable law, the standards and regulations of the Texas Commission on Jail Standards ("TCJS").

                                  ARTICLE TWO
                                      Term

2.01	This Agreement is effective on and shall commence on the Effective Date set forth in the initial paragraph of this Agreement. The original term of this Agreement shall be five (5) years from the Effective Date (the "Term").

2.02	Except as set forth herein, the County may unilaterally terminate this
Agreement at any time only for reason of Contractor's failure to operate or cause the operation of the Center in compliance with the terms of this Agreement, State law, and/or the applicable standards of the Texas Commission on Jail Standards, or default under this Agreement. However, prior to any such termination, the County shall give written notice by certified mail to the Contractor of such deficiency. Contractor shall attempt to correct deficiencies within 90 days from receipt of such notice. Within ten days of receiving the written notice from the County, the Contractor shall submit a plan of corrections to the County indicating action to be taken and the time frame for full compliance. The County shall review the plan of correction and shall either concur with the plan or identify corrective actions to be taken and state any extended time frame for completion. At the end of the specified time frame, the County may again inspect for deficiencies at the Center to ensure compliance with the plan and if the deficiencies have not been corrected the County may terminate this Agreement.

2.03	The Contractor may, upon 90-days written notice to the County, unilaterally terminate this Agreement. The Contractor shall give written notice by certified mail to the County of such termination.

                                  ARTICLE THREE
                             Center Costs and Payments

3.01	The Contractor shall provide a billing service to the County and is authorized to bill all Center Revenues on behalf of and in the name of the County. "Center Revenues" shall include all receipts arising from the operation of the Center from and after the Effective Date of this Agreement, including, without limitation, payments received for the incarceration, detention or housing of inmates, phone revenues and all other moneys or fees generated by the operation of the Center, but excluding any fees generated by the Contractor which are not directly related to the Center, including, without limitation, fees for transportation to or from the Center, supervision fees outside the Center or brokerage fees relating to the placement of inmates. All payments shall be made to the County Treasurer.

3.02	Each month during the term of this Agreement, (a) County shall be entitled to a fee (the "Inmate Fee") equal to $1.50 per non-County inmate per day for each full day paid during the month that the inmate is housed at the Center pursuant to an Inmate Contract; and (b) Contractor shall be entitled to a fee (the "Contractor Fee") equal to $500,000 per month for its management of the

Center. Beginning on January 1, 1999, the Contractor Fee shall be adjusted as provided in Exhibit 2. For these purposes a day shall be a twenty-four hour period beginning at midnight (12:00 a.m.)

3.03	All Center Revenues shall be accounted for on a monthly basis and will be distributed by the County Treasurer in the following month, within three (3) business days of receipt (e.g.: Center Revenues for January will be distributed in February):

   	a.	First, $190,000 to the County to pay the County's debt service and required maintenance reserves for the Center.

   	b.	Second, 1/12 of the expected ad valorem taxes on the Center to a trust account created for such purpose. The expected ad valorem taxes shall be equal to the valuation of the Center for the most recent year provided by the Newton County Appraisal District. Each year after the payment of ad valorem taxes on the Center, any excess funds in the trust account shall be disbursed to the Contractor and treated as Center Revenues.

   	c.	Third, the Inmate Fee to the County.

	d.	Fourth, a wire transfer in immediately available funds to the
Contractor to reimburse it for the payment of all expenses relating to the operation of the Center, including but not limited to the costs of maintenance, repairs, transportation, utilities, supplies, food service, medical care, salaries and benefits of individuals employed and a reasonable allocation of Contractor's overhead incurred in connection with the operation of the Center.

   	e.	Fifth, by wire transfer in immediately available funds the
Contractor Fee due for the prior month and all prior unpaid Contractor Fees to Contractor.

   	f.	Sixth, the balance, if any, to the Contractor, but only until the
Contractor Fee is equal to 80% of the total compensation (excluding reimbursement for expenses as provided in (d) above) to the extent allowed in section 5.03(2) of Revenue Procedure 97-13.

	g.	Seventh, the balance to the County.

3.04	The Contractor shall participate in an annual program evaluation and annual audit of the Center including the maintenance and availability of an accurate and up-to-date accounting program, and inmate trust fund financial records.

3.05	The Contractor shall submit to the County, First Union National Bank
(the "Trustee"), its counsel, Allstate Insurance Company or their designees, no later than the fifth day of each month, an accounting of all Center Revenues and expenses and a calculation of the Inmate Fee for the month. Additionally, the Contractor and the County agree to cooperate with the Trustee in connection with an annual audit by the Trustee of the revenues and expenses of the Center.

3.06	Services that are desired by the County, or a jurisdiction in contract with the County for detention services, that are not included in this Agreement, shall be negotiated for between the County and the Contractor. Additional charges for services not in the Agreement shall be as agreed upon between the Contractor and the County and placed in an addendum to this Agreement

3.07	The Contractor may enter into agreements with vendors for services to be performed at the Center, including for inmate telephone service and commissary operations at their option. All commissions from inmate telephone service and income from commissary operations may be utilized at the Contractor's discretion. The cost to the inmates for commissary items shall be based on actual cost of goods plus taxes and mark-ups for overhead and personnel. Sales prices for goods shall be comparable to that available in local retail stores for the same or similar goods. Inmate telephone service shall be in accordance with regulations of the Public Utilities Commission.

3.08	The Contractor agrees to provide the County with space to house up to twenty (20) County prisoners per day on an as needed and space available basis at the rate of $25.00 per day. All other County prisoners will be housed on an as needed and space available basis at the lowest market rate per diem being charged under the Inmate Contracts.

                                  ARTICLE FOUR
                            Duties of the Contractor

4.01	The Contractor shall manage, operate and provide, or cause the operation and provision under Contractor's supervision and primary responsibility, of the services required to comply with the Inmate Contracts, TCJS standards, applicable law and as required to maintain the licenses required to operate the Center.

4.02	Contractor, with the County's assistance, as requested, shall obtain and maintain all of the proper and required local, State and federal permits, licenses and certifications necessary for the Center. The Contractor shall maintain such certifications as required. If after such certifications have been obtained, the Contractor is required by the County, State law, other applicable law, court order, rules and procedures, or TCJS standards, to perform additional work or services, or to modify the Center, the County and the Contractor shall consult and, if appropriate, agree upon a temporary increase in the schedule of payments sufficient over a reasonable period of time to reimburse the Contractor for the cost of such operational modifications.

4.03	Notwithstanding anything contained herein to the contrary, the County shall have no liability for any employees, agents, subcontractors or assigns of the Contractor. The Contractor hereby agrees to indemnify and hold the County and its officials, officers, or employees, harmless from all cost, claims, expenses and liabilities whatsoever which may be incurred by or arising from any and all acts done or omitted to be done by Contractor or its employees, agents or subcontractors and assigns of the Contractor, in connection with services performed or to be performed under this Agreement.

4.04	The interviewing, hiring, training, assignment, certification, control, management, compensation, benefits, promotion and termination of all members of the Center's administration and staff shall be the responsibility and obligation of the Contractor, but shall be a reimbursable expense of operating the Center. The Contractor shall furnish reports on such matters to the County when so requested. The Contractor will use its best efforts to hire and train local personnel.

4.05	The Contractor is associated with the County for the purposes and to the extent set forth in this Agreement for the performance of operations and management services for the Center, and Contractor is and shall be an independent contractor and, subject to the terms of this Agreement shall have the sole right to supervise, manage, operate, control, and direct the performance of the details incident to its duties under this Agreement. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of an employer-employee or principal agent, or to otherwise create any liability for the County whatsoever with respect to the indebtedness, liabilities, and obligations of the Contractor. The Contractor shall be solely liable for payment of all federal income, F.I.C.A, and other taxes owed or claimed to be owed by the Contractor, arising out of this Agreement, and the Contractor shall indemnify and hold the County harmless from and against, and shall defend the County against any and all losses, damages, claims, costs, penalties, liabilities, and expenses whatsoever arising or incurred because of, incident to, or otherwise with respect to any such taxes.

4.06	The Contractor shall maintain the exterior walls, roof, foundation, and all outside utilities in good repair except for reasonable wear and tear. Such maintenance includes the duty to repair and/or replace components of the building that may be damaged due to neglect; with quality equivalent to the original component.

4.07	The Contractor shall provide the services hereinafter set forth as reimbursable expenses consistent with section 3.03(d):

	A. Maintain all interior walls and ceilings, window glass, doors, electrical fixtures, and plumbing fixtures in good repair; painting all interior walls, as required, and furnishing furnace filters.

	B. All usual janitorial and maintenance service including sweeping and mopping of floors, trash disposal, cleaning of window, dusting and replacement of light bulbs.

	C. Maintain grounds of the Center, mowing, trimming, watering of plants and lawn to maintain a good cosmetic appearance of the grounds.

	D. Periodically have the Center fumigated and/or sprayed for insects and rodents.

4.08	Contractor is not, by the execution of this Agreement, accepting or assuming any liability, obligation, responsibility, or duty required by any contract, lease or other agreement entered into, executed or agreed to by any prior operator of the Center.

                                  ARTICLE FIVE
                                  Medical Care

5.01	Except as required by lawful authority, the Contractor will not accept or admit into the Center any offender who represents a significant health or medical risk and the County shall not assign any such offender. Arresting officers must have a release from a physician for any arrestee that has obvious medical problems such as cuts, broken bones, etc. prior to bringing the offender to the Center.

5.02	Should an inmate from a jurisdiction other than the County be hospitalized for any reason, except as otherwise provided in an Inmate Contract, the Contractor shall be responsible for maintaining security. The County shall be responsible for County inmates which are hospitalized.

                                   ARTICLE SIX
                            Compliance With Standards

6.01	The Contractor shall prepare and adopt a Procedures Manual for the operation of the Center so as to assure that the Center is operated fully in accordance with State and other applicable laws and regulations, rules and procedures promulgated by the County and standards promulgated by the TCJS. The Contractor shall, from time to time, make such modifications and corrections in the said Procedures manual as are necessary to keep the Center in compliance with such laws, regulations and standards.

6.02	Training of personnel employed at the Center, including such security, professional, law enforcement and cultural sensitivity training and education as may be required by the TCJS standards or the Texas Commission on Law Enforcement Standards and Education.

6.03	The Contractor shall maintain a Certificate of Compliance issued by the
TCJS and will to the extent that it may reasonably do so obtain an accreditation by the American Correctional Association. The Contractor shall also attempt to comply with the American Correctional Association standards.

                                    ARTICLE SEVEN
                                Duties of the County

7.01	The County shall cooperate with the Contractor in all matters of law enforcement, security and communications and shall use its best efforts to obtain such cooperation from the law enforcement agencies within the County and State.

7.02	The County shall assist and cooperate with the Contractor in obtaining and providing information needed by the Contractor in the screening of candidates for employment; including NCIC checks and driving records.

7.03	It is agreed that the first priority for bed space in the Center is to assure space is available for such persons that are detained by the County Sheriff. However, the County and Contractor agree it shall be to their mutual benefit that the Center be utilized by an inmate population within the design limits of bed capacity. To this end, and throughout the term of the Agreement, the County and Contractor agree to cooperate and work to manage and limit vacancies by contracting with other jurisdictions for the housing of their offenders.

7.04	The County and the Sheriff shall cooperate with Contractor in all matters of law enforcement, security and communications. The County and the Sheriff shall assist Contractor at the request of the Contractor in the training, at Contractor's expense, of Contractor's employees hired to operate the Center. The Sheriff shall assist and cooperate with Contractor for purposes of obtaining such licensing as may be required by State or federal law for the aforementioned Contractor employees. The County and the Sheriff shall assist and cooperate with Contractor in providing information requested by Contractor in the screening of candidates for employment to the extent such information may be lawfully obtained or released under federal or State law. The County and the Sheriff will verify that all Contractor employees undertaking jailer duties are certified, as required, by law.

7.05	The County shall diligently process and enter into all lawful and necessary agreements with any prisoner transfer sources as may be necessary to facilitate the receipt and incarceration of eligible high-risk and non-high-risk prisoners in the Center. To the extent permitted by law, County will enter into all Inmate Contracts including those relating to prisoners from out-of-state, presented by and acceptable to Contractor that are authorized by, and comply with all applicable governmental requirements for the type of prisoners for which the Center is licensed. The County shall place all inmates acquired pursuant to Inmate Contracts in the Center once approved by Contractor.

7.06	County will cooperate with Contractor to obtain all necessary approvals for operation of the Center, including but not limited to securing use permits and licensing. County will cooperate with Contractor to obtain all necessary approvals for expansions of the Center and will consent to any reasonable expansion plan presented by Contractor. County and Contractor agree that any expansions to the Center will involve a significant capital outlay by Contractor and that this Agreement shall be amended to enable Contractor to recoup its capital outlay during the term of this Agreement; either through reduced Inmate Fees to the County or recoupment of unamortized costs upon the termination of this Agreement, subject to the County Commissioners Court approval.

7.07	The County agrees that it will not impose any taxes, levies, fees or other impositions upon Contractor which are not either a) mandated by state law, or b) generally applicable to all citizens or businesses within Newton County and which are not designed to place a disproportionate burden.

7.08	The Sheriff has executed this Agreement in the space provided herein to evidence his written approval of this Agreement as required by Section 351.102 of the Texas Local Government Code.

7.09	It is understood and agreed that the County is not obligated to pay any amounts due from it hereunder from any source other than Center Revenues actually available therefor, and that Center Revenues are the sole source of funding therefor.

                                    ARTICLE EIGHT
                              Liability and Indemnity

8.01	The County and the Contractor agree to use their best efforts to ensure that neither becomes responsible for any actions taken with regard to any inmate prior to the delivery of such inmate to the Contractor's employees, officers, and agents at the Center. To the extent possible and allowed by law, the County and Contractor will insure that all Inmate Contracts with other jurisdictions provide that the contracting jurisdiction shall, to the extent allowed by law, defend, indemnify and hold harmless the County and Contractor for any claims, damages or losses arising, or alleged to have arisen from act or failures to act, including but not limited to claims of false arrest, false imprisonment, wrongful detention, violation of civil rights, and all other claims of a similar nature, occurring prior to the delivery of any inmate to the Center, or occurring after the release of any inmate therefrom to the contracting jurisdiction or assigning agency.

8.02	Contractor agrees to and hereby does defend, hold harmless and indemnify
THE COUNTY and its officers, directors, employees, agents and representatives from and against any and all claims, damages, demands, loss costs, assessments and expenses incurred or suffered by the County that arise out of or result from any cause or claim or any negligent or wrongful act or failure to act pursuant to the provisions of this Agreement by the Contractor or its officers, employees, agents or representatives, or its subcontractors or assigns, but not including liability, claims, damages, losses, or expenses, including attorneys' fees, caused by, or resulting from, in whole or in part, the negligent act, or omission of, the County or the agents or employees of the County, or any legal entity for whose negligent action or omission any of these may be liable.

8.03	The Contractor agrees to and does hereby assume responsibility for the maintenance and repair of the real and personal property that is (a) owned by the County or the Contractor; (b) located at the Center; and (c) used by the Contractor in the operation or maintenance of the Center.

8.04	Notwithstanding the foregoing or any other term or provision or condition of this Agreement, as to third parties and third party claims, nothing in this Agreement is intended to nor shall be interpreted to: (a) waive or deprive the County or the Contractor of any legal defense; (b) give, grant or bestow any legal right, defense or benefit upon any third party, or; (c) deprive the County or the Contractor of the benefits of any legal defense including sovereign and official immunity, or the benefits of any law limiting damages.

                                  ARTICLE NINE
                                    Insurance

9.01	Contractor shall obtain and maintain in force during the term of this
Agreement beginning not later then the commencement date, the greater of, (i) the amounts of insurance shown on Exhibit 1 . Save and except as hereafter modified by the parties in writing, such insurance shall be in addition to the coverage maintained or required to be maintained by the County and shall insure against all claims whatsoever against Contractor or County, or their officers, employees, agents and representatives in connection with the detention, care, security, housing and training of inmates of the Center, including but not limited to claims based on violations or alleged violations of civil rights arising from services performed by Contractor or its employees, agents, subcontractors or assigns pursuant to this Agreement.

9.02	During the Term of this Agreement, the Contractor shall as a reimbursable expense obtain, keep and maintain in full force and effect, a policy or policies providing worker's compensation insurance (or its approved and authorized equivalent) in amounts not less than as shown on Exhibit 1.

9.03	Prior to the Effective Date the Contractor shall assure the County that the insurance required pursuant to this Article 9 and Exhibit 1 is in full effect. The Contractor shall secure such insurance, or additional insurance, through companies licensed to do business in the State of Texas.

9.04	Save and except as specifically provided in this Article Ten, each and every insurance policy required by this Article Ten shall name the County and the Trustee as an additional insured and shall provide that such policy may not be canceled or modified except upon at least thirty calendar days notice in writing to the Contractor, the County, and the Trustee.

9.05	Contractor shall provide to the County and the Trustee insurance certificates as proof of the insurance policies obtained, and if, through no fault of the Contractor, such insurance policies are canceled or endorsed in such a way as to limit such insurance coverage, Contractor shall provide the

County written notice thereof immediately, and Contractor shall obtain, as soon as possible and at its own cost, replacement insurance. Should the Contractor not obtain sufficient insurance in a reasonable time, the County may obtain a policy to fulfill the obligation of the Contractor.

9.06	Should any required policy lapse from non-payment, the County or the
Trustee may provide the policy at the Contractor's expense.

                                ARTICLE TEN
              Additional Provisions and Specific Performance

10.01	In the event of the occurrence of any damage to or loss of the Center that materially affects the continued operation of the Center, the Contractor shall immediately notify the County and the Trustee of such loss or damage. If insurance proceeds are available, the Contractor shall, immediately proceed to obtain repair and reconstruction of the Center in consultation with the County and the Trustee only as to the plans and quality of repair. The County has no obligation to appropriate funds for this purpose, except insurance proceeds received therefor. If the Contractor, in its sole discretion, decides that the damage is too extensive to repair or reconstruct and decides not to rebuild the Center, this Agreement shall terminate immediately upon such determination.

10.02	In the event a dispute arises between the County and Contractor regarding this Agreement or any of the provisions hereof, the County and Contractor shall be required to continue performance of their respective obligations during the pendency of any such dispute. The County shall continue to make all payments to Contractor, and any other actions required hereunder in a timely manner as set forth in this Agreement. Likewise, Contractor shall continue to perform its obligations in accordance with the terms of this Agreement notwithstanding the existence of any dispute between the parties. Both the County and Contractor shall have the right to compel specific performance by the other party of its respective contractual obligations and to institute any legal action necessary to compel such specific performance. The obligation of either party to perform its respective obligations hereunder may only be terminated as provided for in
Article 2 of this Agreement or applicable law.

                                 ARTICLE ELEVEN
                            Default and Termination

11.01	Each of the following shall constitute an Event of Default by the
Contractor:

	A. A material failure to keep, observe, perform, meet or comply with any covenant, agreement, term or provision of this Agreement which is the duty of the Contractor hereunder, which failure continues for a period of 90 days after the Contractor has received written notice thereof.

	B. A material failure to meet or comply with any Court Order, or any federal or State requirement or law; which failure continues for a period of 90 days after written notice thereof of is received by the Contractor.

	C.	Failure of the Contractor to timely reimburse the County for utility expenses or supplies of the Center paid for by the County; timely payments shall be within thirty (30) days of billing.

11.02	Upon the occurrence of an Event of Default and if the Contractor believes that it cannot be corrected within the 90 day period to cure, and if the Contractor, through a diligent, on-going, and conscientious effort to correct the default believes that the cure will take longer than 90 days, the Contractor may submit a plan for a cure to the County. Upon receipt of the plan and review by the County, the County may at its discretion approve or disapprove of the plan. If the County approves of the plan, the County agrees that it will not exercise its remedies hereunder so long as the Contractor takes diligent, on-going conscientious action to cure the default. If the County disapproves of the Contractor's plan, the County will identify corrective actions necessary to be taken.

11.03	In the event of a bankruptcy, reorganization, debt arrangement moratorium, proceeding under any bankruptcy or insolvency law, or dissolution or liquidation proceeding is instituted by or against the Contractor, this Agreement shall be reviewed immediately by the County and determination made as to continue this Agreement or modify this Agreement to ensure that the County is not liable for Contractor's debt.

11.04	In the event the County defaults in its payments under those certain Lease
Agreements dated separately as of June 15, 1990 and December 1, 1990 each by and between the County and Diversified Municipal Services of Texas, Inc. and the Trustee takes possession of the Center, then the Trustee may terminate this Agreement without any recourse by the Contractor.

                                ARTICLE TWELVE
                              Non-Discrimination

12.01	The Contractor shall not discriminate against any employee, inmate, or subcontractor with regard to race, color, handicap, religion, sex, national origin or age.

12.02	The Contractor agrees to place in conspicuous places, available to employees and applicants for employment, notices setting forth the provisions of this non-discrimination clause and that all advertisements for employment shall state that the Contractor is an Equal Opportunity Employer.

                               ARTICLE THIRTEEN
                           Applicable Law and Venue

13.01	This Agreement shall be construed under and in accordance with the laws of the State of Texas. Any and all suits to enforce this Agreement shall be maintained in a court of competent jurisdiction in Newton County, Texas, or, if appropriate, the closest federal district court to Newton County, Texas.

                               ARTICLE FOURTEEN
                              Legal Construction

14.01	In case any one or more of the provisions contained in the Agreement shall, for any reason, be held invalid, illegal or unenforceable, and such is not a material provision, such validity, illegality or unenforceability shall not effect any other provision hereof.

14.02	Except as required by law, to the extent an Inmate Contract and this
Agreement contain different provisions regarding the detention of prisoners, the provisions of the Inmate Contract shall control.

                                ARTICLE FIFTEEN
                                   Amendments

15.01	This Agreement may be amended only in writing, with such written instrument approved and executed by both the County and the Contractor.

                                 ARTICLE SIXTEEN
                     Contractor's Right Of First Refusal

16.01	If County determines to sell, transfer, or exchange the Center, or any part thereof, County shall first notify Contractor of the terms of such transaction. If Contractor, within thirty (30) days after Contractor's receipt of County's notice, indicates in writing its agreement to purchase the Center or part of the Center on the terms stated in County's notice, including terms of any required down payment and delivery to County of such down payment, County shall, to the extent permitted by law, sell and convey the Center or a part thereof to Contractor on the terms stated in the notice. The right of first refusal set forth in this Article shall not apply to any foreclosure sale or any transfer of the Center by deed in lieu of foreclosure. All indebtedness of County shall be paid in full in connection with any sale of the Center or any part thereof.

16.02	Should the County's interest in the Center be sold, leased or otherwise transferred to an entity other than Contractor, this Agreement shall remain in force and effect with such transferee, and the $190,000 paid to cover the County's debt service and required maintenance reserves shall be treated as the exclusive rent to be paid to the new transferee.

                                 ARTICLE SEVENTEEN
                                Execution Authority

17.01	By his or her signature below, each signatory individually certifies that he or she is the properly authorized agent or officer of the applicable party hereto and has the necessary authority to execute this Agreement on behalf of such party and each party hereby certifies to the other that any resolutions necessary to create such authority have been duly passed and are now in full force and effect.

17.02	The laws of the State of Texas authorize the County to establish, acquire, construct, operate and maintain the Center, to enter into this Agreement and the transactions contemplated hereby and to carry out its obligations under this Agreement.

17.03	The County has complied with all open meeting laws, all public contracting laws and all other state and federal laws necessary to make this Agreement effective.

                                 ARTICLE EIGHTEEN
                                 Entire Agreement

18.01	This Agreement constitutes the sole and only Operations and Management
Agreement of the Parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter.

18.02	This Agreement will not become valid or enforceable until the date of the final signature set forth below.

	IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of 12:00 a.m. on the date first written above.


COUNTY OF NEWTON, TEXAS


By:	Lon Sharver
	County Judge


By:	Weldon Wilkinson		            	CORRECTIONAL SERVICES CORP.
   	Commissioner, Pct.1		            	a Delaware Corporation

By:	Anderson White, Jr.	          	By:  James Slattery, President
   	Commissioner, Pct. 2


By:	M.G. Jarrell
   	Commissioner, Pct. 3


By:	Ricky Odom
   	Commissioner, Pct. 4


Approved and Consented To:


By:	Wayne Powell
   	County Sheriff


By:	Edward J. Tracy
   	District Attorney


ATTEST:

By:	Mary Cobb
   	County Clerk
    (COUNTY SEAL)

                                   EXHIBIT 1
                         Minimum Insurance Coverage



Type Coverage


Comprehensive General Liability                 $ 5,000,000 Per Occurrence
(including Civil Rights)                        $10,000,000 Aggregate

Workers Compensation                            $ 1,000,000

Automobile Liability                            $ 1,000,000

Building & Contents                             $15,600,000

                                   EXHIBIT 2

     Beginning January 1, 1999, the Contractor Fee shall be calculated by multiplying the original Contractor Fee stated in the Agreement by a fraction determined as follows:

     (1)	The numerator shall be the Current Index.
     (2)	The denominator shall be the Initial Index.

     The "Index", as used herein, shall mean the Consumer Price Index for Urban Consumers (all items), Houston, Galveston, Brazoria, Texas, area (1984 =
100) published by the United State Department of Labor, Bureau of Labor Statistics.

     The Initial Index shall mean the Index published for the calendar month and year occurring two (2) months prior to the month in which the Effective date of the Agreement occurs. The Current Index shall mean the Index published for the calendar month and year occurring two (2) months prior to the calculation date.

     If a base year other than 1984 is adopted, the Index shall be converted in accordance with an appropriate conversion factor in order to ensure that all increases in the consumer price index are taken into account. If the Index is discontinued or revised, such other Index or computation with which it is replaced, or if no official replacement is named, such other comparable statistics published by a responsible financial periodical or recognized authority as is reasonably acceptable to Contractor shall be used in order to obtain substantially the same result as would have been obtained if the Index had not discontinued or revised.